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                                                          EXHIBIT 99.23(d)(2)

                             SUB-ADVISORY AGREEMENT


     Sub-Advisory Agreement executed as of May 1, 1999, between LINCOLN INVESTMENT MANAGEMENT, INC., an Illinois corporation (the "Adviser"), and PUTNAM INVESTMENT MANAGEMENT, INC., a Massachusetts corporation (the "Sub-Adviser").

Witnesseth:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.   SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

          (a) Subject always to the control of the Directors of Lincoln National Aggressive Growth Fund, Inc. (the "Fund"), a Maryland corporation, which is an eligible investment fund for certain variable annuity and variable life insurance contracts issued by Lincoln National Life Insurance Company (the "Variable Contracts"), the Sub-Adviser, at its expense, will furnish continuously an investment program for the Fund which shall at all times meet the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986 (the "Code"). The Sub-Adviser will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities. In the performance of its duties, the Sub-Adviser will comply with the provisions of the organizational documents and Bylaws of the Fund and the stated investment objective, policies and restrictions of the Fund, and will use its best efforts to safeguard and promote the welfare of the Fund, and to comply with other policies which the Directors or the Adviser, as the case may be, may from time to time determine. The Sub-Adviser shall make its officers and employees available to the Adviser from time to time at such reasonable times as the parties may agree to review investment policies of the Fund and to consult with the Adviser regarding the investment affairs of the Fund.

          (b) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services). As a particular service to be rendered by Sub-Adviser, but not by way of limitation, Sub-Adviser shall vote proxies relating to the Fund's portfolio securities.

          (c) In the selection of brokers, dealers or futures commission merchants and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Sub-Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it

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     may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Directors of the Fund may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser's over-all responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion.

          (d) The Sub-Adviser shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Sub-Adviser pursuant to this Section 1 other than as provided in Section 3.

2.   OTHER AGREEMENTS, ETC.

          (a) It is understood that any of the shareholders, Directors, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlled by or under common control with the Sub-Adviser; and that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have an interest in the Fund or the Variable Contracts, or any other investment vehicle for which the Fund is an eligible investment fund.

          (b) The Adviser agrees that if any additional funds are created by the Variable Contracts for which the Adviser undertakes to act as investment adviser, it will discuss with the Sub-Adviser obtaining investment advisory services from the Sub-Adviser for any such additional fund before seeking such services from any other investment adviser not affiliated with the Adviser.

3.   COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

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     Until shareholder approval of this Agreement, the Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered and for the expenses borne by the Sub-Adviser pursuant to Section 1, a fee, computed and paid at the annual rate of 0.50 of 1% of the first $150 million of average daily net assets of the Fund, and 0.35 of 1% of any excess over $150 million.

     Upon shareholder approval of this Agreement, the Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered and for the expenses borne by the Sub-Adviser pursuant to Section 1, a fee, computed and paid at the annual rate of 0.50 of 1% of the first $250 million of average daily net assets of the Fund, and 0.45 of 1% of any excess over $250 million.

     Such fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month.

     If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.   ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

     This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the investment advisory contract between the Adviser and the Fund shall have terminated for any reason; and this Agreement shall not be amended unless such amendment be approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not interested persons of the Fund or of the Adviser or of the Sub-Adviser.

5.   EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

     This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

          (a) The Fund may at any time terminate this Agreement by not more than sixty days' written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Sub-Adviser; or

          (b) If (i) the Directors of the Fund or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund and (ii) a

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     majority of the Directors who are not interested persons of the Fund or of the Adviser or of the Sub-Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder; or

          (c) The Adviser may at any time terminate this Agreement by not less than ninety days' written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser, and the Sub-Adviser may at any time terminate this Agreement by not less than 90 days' written notice delivered or mailed by registered mail, postage prepaid, to the Adviser.

     Action by the Fund under (a) above may be taken either (i) by vote of a majority of its Directors, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

     Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.   CERTAIN INFORMATION.

     The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended from time to time, and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement, (b) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, (c) the Sub-Adviser shall cease to be a direct or indirect subsidiary of Marsh & McLennan Companies, Inc. and (d) the President of the Sub-Adviser or any portfolio manager of the Fund shall have changed.

7.   CERTAIN DEFINITIONS.

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     For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

     For the purposes of this Agreement, the terms "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

8.   NONLIABILITY OF SUB-ADVISER.

          (a) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

          (b) Failure by the Sub-Adviser to assure that the investment program for the Fund meets the diversification requirements of Section 817(h) of the Code, as required by Article 1(a) of this Agreement, shall constitute gross negligence per se under sub-paragraph 8(a) just above.

9. Sub-Adviser agrees to indemnify the Adviser, the Variable Contracts and the Depositor of the Variable Contracts for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including legal and other expenses) to which the Adviser, the Variable Contracts or the Depositor of the Variable Contracts may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of any failure by the Sub-Adviser, whether unintentional or in good faith or otherwise, to adequately diversify the investment program of the Fund pursuant to the requirements of Section 817(h) of the Code, and the regulations issued thereunder (including, but not by way of limitation, Reg. Sec. 1.817-5, March 2, 1989, 54 F.R. 8730, 51 F.R.
32633), relating to the diversification requirements for variable annuity, endowment, and life insurance contracts, provided that the Sub-Adviser shall have been

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given prompt written notice concerning any matter for which indemnification is otherwise afforded hereunder.

10.  RIGHT TO AUDIT.

     The Sub-Adviser shall permit employees or legal representatives of the Lincoln Entities (including independent auditors), or any of them, at their discretion, to audit the books and records (including, but not by way of limitation, electronic data processing E-mail, on-line data and any data on storage) of Sub-Adviser which relate to transactions which are the subject of this Agreement. Any audit will be conducted during normal business hours of the Sub-Adviser and on the Sub-Adviser's premises, with reasonable prior notice to Sub-Adviser. Sub-Adviser agrees to provide to the Lincoln Entities, without charge, reasonable access to its facilities and personnel during the conduct of an audit. Sub-Adviser may charge a reasonable fee for photocopying and other out-of-pocket costs associated with an audit conducted under this Paragraph.

11.  MARKETING MATERIALS.

     The Fund shall furnish to the Sub-Adviser, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten calendar days to the Fund shall relieve the Fund of the obligation to obtain the prior written permission of the Sub-Adviser.

     The Sub-Adviser shall furnish to the Fund, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser's affiliates is named. No such material shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten calendar days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the prior written permission of the Fund.

     For purposes of this paragraph 11, the term "advertising, supplemental sales material or other promotional material" shall not include any form of client, adviser or fund company listing prepared by or on behalf of either party as long as that listing contains only the name of the applicable party to this Agreement (and/or its affiliates) and does not contain any other factual, historical, editorial or predictive material.

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     IN WITNESS WHEREOF, LINCOLN INVESTMENT MANAGEMENT, INC. and PUTNAM
INVESTMENT MANAGEMENT, INC. have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

                                           LINCOLN INVESTMENT
                                           MANAGEMENT, INC.

                                           /s/ David A. Berry
                                           ---------------------------------
                                           Name:  David A. Berry
                                           Title: Vice President


                                           PUTNAM INVESTMENT MANAGEMENT, INC.

                                           /s/ Thomas M. Turpin
                                           ---------------------------------
                                           Name:  Thomas M. Turpin
                                           Title: Managing Director

Accepted and agreed to
as of the day and year
first above written:

LINCOLN NATIONAL AGGRESSIVE
GROWTH FUND, INC.

/s/ Kelly D. Clevenger
-------------------------------
Name:  Kelly D. Clevenger
Title: President